EXHIBIT 99.1

PRESS RELEASE

                       Contact:
                       Amy Ford
                       Director, Investor Relations
                       Cabot Microelectronics Corporation
                                              (630) 375-5412

CABOT MICROELECTRONICS CORPORATION SIGNS NON-BINDING MEMORANDUM OF UNDERSTANDING TO EXPAND CAPABILITIES IN SOUTH KOREA

AURORA, Illinois – September 27, 2010 – Cabot Microelectronics Corporation (NASDAQ: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, announced today that it has entered into a non-binding Memorandum of Understanding (MOU) with the Gyeonggi Province of South Korea to potentially establish manufacturing and research and development capabilities in the region. The signing ceremony was held at Cabot Microelectronics Corporation's headquarters in Aurora, Illinois on September 27, 2010 and was attended by the Governor of Gyeonggi Province, Moon-Soo Kim.

The MOU reflects a potential aggregate investment by the Company of approximately US$10 million in Gyeonggi Province.  The potential investment would provide expanded capabilities in South Korea to serve the needs of the Company’s advanced memory customers.   Ben Han, Cabot Microelectronics' Country Manager of Korea, stated, “This potential investment supports our strategic initiative to get closer to our Asian customers and our continued focus on building strong customer relationships and supply capabilities in Korea.”

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology. Since becoming an independent public company in 2000, the company has grown to approximately 925 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risk Factors" in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2009, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.